EXHIBIT 99.2

FOR IMMEDIATE RELEASE

HART Reports Significant Confirmatory Results for its

2nd Generation Bioengineered Esophagus, Trachea and Bronchus Implants

Holliston, MA, November 12, 2015 - Harvard Apparatus Regenerative Technology, Inc. (HART) (Nasdaq: HART), a biotechnology company developing bioengineered implants for life-threatening conditions, today announced significant results – including clear evidence of complete esophageal tissue regeneration – from recently conducted animal research on HART’s 2nd Generation (Gen2) bioengineered implant platform. HART will hold a conference call at 5:00 p.m. ET today to discuss these results.

Jim McGorry, HART CEO, commented: “We pursued these animal studies to test the design and technology enhancements we have made to our second generation technology and to prepare us for our upcoming studies with the Mayo Clinic. We are very encouraged by the results of these studies and by the significant advancements we have made across all three indications. In particular, results for the Gen2 implant in the esophagus far exceeded our expectations, particularly given the study’s brief duration. Over a two-week period, all layers of the esophagus, most notably the epithelial and muscle layers, were fully regenerated, and components of esophageal nerves were present. Such nerves are fundamental to the proper contraction of the muscles that move food along the esophagus.”

Mr. McGorry continued, “Based on the strong performance of our Gen2 implants in all three indications, we are well-positioned as we move forward with confirmatory longer-term large-animal studies with Mayo Clinic in December.”

Research and Development Highlights:

•	HART’s Gen2 technology reflects design enhancements to improve the body’s response to the implant and to better guide the repair of tissue in the healing process.
•	HART’s recent animal studies tested all three of its Gen2 implants – esophagus, trachea, and bronchus – demonstrating resolution of the negative inflammatory response observed with the prior generation of the technology.
•	Clinically significant evidence of tissue and nerve regeneration was observed in the esophageal implant, positioning the esophageal implant as the current lead development priority.
•	HART is initiating confirmatory and longer-term large-animal studies with Mayo Clinic in December.
•	HART remains on track to conduct human compassionate use surgeries and to file an initial IND application with U.S. FDA in 2016.

Research Findings

Saverio La Francesca, M.D., HART’s CMO, added, “We have demonstrated a very significant improvement in the body’s response to the implant in the tracheal position, and we have observed initial engraftment of the implant into the surrounding tissues. Similar positive findings were noted in the main bronchus position.”

He continued, “We are very encouraged by the anatomical and histological data from our esophageal implant study. Based on these data, we believe that our second generation implant possesses all the necessary cues to elicit full regeneration of the esophagus. Importantly, our esophageal implant addresses a very significant need as a potentially life-saving treatment for patients with esophageal cancer. Each year in the U.S. approximately 17,000 new cases of esophageal cancer are diagnosed, and more than 4,000 are addressed by surgery. Our results underscore the value and potential of our platform technology to treat these patients and pave the way for further studies and our regulatory pathway for human clinical trials.”

Teleconference

A conference call to discuss the company’s animal studies described above, its third quarter results, and business outlook is scheduled today at 5:00 PM (Eastern Time). On that call, management may respond to questions from the audience on any of a number of topics related to the business, including clinical and preclinical research, operations, plans and outlook.

Participating in the call will be Jim McGorry, Chief Executive Officer, Saverio La Francesca, M.D., Executive Vice President and Chief Medical Officer and Tom McNaughton, Chief Financial Officer, of HART.

Investors can access the live conference call by dialing the following phone numbers: toll-free 877-407-8293, or international: 201-689-8349, and referencing Harvard Apparatus Regenerative Technology, Inc. An audio webcast will also be available at http://public.viavid.com/index.php?id=117087

If you are unable to listen to the live conference call, a replay will be available within approximately 3 hours from the end of the call through 11:59pm ET on November 19, 2015 and will be accessible by dialing toll-free 877-660-6853, or toll/international 201-612-7415, and referencing conference ID “13624147”. The replay will also be made available at the web link above and on the company’s web site, www.harvardapparatusregen.com.

About HART: (www.hartregen.com)

Harvard Apparatus Regenerative Technology (HART) makes bioengineered implants for life-threatening conditions. Our technology platform is to be used to restore function in the esophagus and the trachea and bronchus airways. Our first generation tracheal implant has been used successfully in five human implant procedures approved under compassionate use exemptions, but none of our products are yet approved for marketing by a government regulatory authority. HART is completing further large-animal studies to refine our technology platform with the goal of filing an Investigational New Drug (IND) application with the U.S. Food and Drug Administration to initiate clinical trials for one of our three indications in 2016.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the regulatory approval of any HART products by the FDA, EMA, MHRA or otherwise, which approvals may not be obtained on a timely basis or at all, success with respect to any collaborations, clinical trials and other development and commercialization efforts of HART products pertaining to the airway or esophagus, which such success may not be achieved or obtained on a timely basis or at all; anticipated future earnings or other financial measures, and the continued availability of a market for HART securities. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the bioreactors, scaffolds and other devices and product candidates we pursue; the success of our clinical trials and devices; our inability to operate effectively as a stand-alone, publicly traded company; plus other factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor and Media Contact:

David Collins, Tanya Kamatu

Catalyst Global

212 924 9800

hart@catalyst-ir.com